FHLBank Topeka Declares 4th Quarter Dividend

December 19, 2008 - We are pleased to announce that FHLBank Topeka’s board of directors approved the following dividends for the fourth quarter of 2008 at its December 18, 2008, meeting:

•	Class A Common Stock: 0.75 percent (per annum)

•	Class B Common Stock: 2.50 percent (per annum)

The dividends are payable in the form of Class B Common Stock and will be credited to your institution’s capital stock account on December 31, 2008. Any partial shares will be paid in cash and credited to your institution’s demand deposit account on that date as well.

Management currently expects to recommend stock dividends for the first quarter of 2009 on Class A and Class B Common Stock at rates lower than the above rates as the Federal Open Market Committee (FOMC) adjusts its overnight Federal fund target rate downward to levels close to zero. The average overnight Federal funds effective rates have been well below the FOMC target rates for most of the fourth quarter of 2008 and we expect that anomaly will continue until the global financial markets begin to stabilize.

If you have any questions related to the dividend, please contact Member Services at 800.809.2733.

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements describing the objectives, projections, estimates or future predictions of the FHLBank’s operations. These statements may be identified by the use of forward-looking terminology such as anticipates, believes, could, estimate, may, should and will, or other variations on these terms. The FHLBank’s actual results may differ materially from those expressed in any forward-looking statements as a result of many factors and uncertainties including, but not limited to: the effects of SFAS 133 accounting treatment and other accounting rule requirements, changes in the regulatory requirements of the Federal Housing Finance Board, the FHLBank’s ability to pay dividends out of retained earnings, changes in interest rates, changes in projected business volumes, the FHLBank’s cost of funding, changes in the FHLBank’s membership profile, the withdrawal of one or more large members, shifts in demand for FHLBank products, and general economic conditions.